EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CHARMING SHOPPES REPORTS FIRST QUARTER RESULTS

Bensalem, PA, May 27, 2009 – Charming Shoppes, Inc. (NASDAQ: CHRS) a leading multi-brand apparel retailer specializing in women's plus-size apparel, today reported sales and operating results for the first quarter ended May 2, 2009.

Results for the quarter, compared to the same quarter of the prior year, include:

•	A net sales decrease of $103.2 million or 16.1%, reflecting a 13% decrease in comparable store sales and the impact of store closings;

•
Decreases in total expenses (excluding restructuring charges) were $103.3 million or 16.3%, with a decrease in cost of goods sold, buying, catalog and occupancy expense of $74.6 million or 16.7%, and a decrease in selling, general and administrative expense of $28.7 million or 15.4%;

•	Improvement in the merchandise margin, as a percent of sales, of 190 basis points, with a decrease in same store inventories of 21%;

•	Income from operations, excluding restructuring charges, was $7.4 million, essentially flat year over year, despite a 16% sales decline;

•	Total liquidity was $331 million, including $124 million in cash and net availability of $207 million on the Company’s unused line of credit;

•	Cash was $124 million, reflecting an increase of $24 million from the period ended January 31, 2009;

•
The repurchase of $13.5 million face value of the Company’s 1.125% Convertible Notes due 2014 (the “Notes”) during the quarter, at a cost of $5.6 million.  An additional $16.5 million face value of the Notes were repurchased subsequent to the closing of the first quarter at a cost of $8.2 million.  In aggregate, the Company has repurchased $30.0 million of Notes, as of May 26, 2009, at a cost of $13.9 million.

For the thirteen weeks ended May 2, 2009, the Company reported a loss from continuing operations of ($6.6) million or ($0.06) per diluted share, compared to the Company’s previous guidance for a loss of ($0.09) – ($0.13) per diluted share.  This compares to a loss from continuing operations for the thirteen weeks ended May 3, 2008 of $(0.9) million or $(0.01) per diluted share, which included restructuring charges and non-cash interest related to the adoption of FSP APB 14-1 (further detail provided below) of $0.03 per diluted share.

The Company’s loss from continuing operations of ($6.6) million or ($0.06) per diluted share includes net charges of $0.07 per diluted share related to restructuring charges, a gain on the repurchase of Notes, and non-cash interest related to the adoption of FSP APB 14-1.

Jim Fogarty, President and Chief Executive Officer of Charming Shoppes Inc. said, “While our performance for the first quarter reflected a difficult retail environment and did exceed our earnings guidance, our results were nevertheless disappointing.  Our results reflect comparable store sales performance that was not on par with other retailers, and a disappointing level of earning power for our brands.  We are focused on improving our business model and our marketing.  We are also focused on improving our merchandise assortment planning to reflect more balanced and compelling offerings across our brands.”

First Quarter Fiscal 2010 Consolidated Results

•
Net sales from continuing operations for the thirteen weeks ended May 2, 2009 decreased $103.2 million or 16.1% to $538.1 million, compared to $641.3 million for the thirteen weeks ended May 3, 2008.  The decrease in sales was primarily as a result of a comparable store sales decrease of 13% and the impact to sales from 162 store closings during the last four quarters.  Comparable store sales declined 15%, 13% and 9% at the Company’s Lane Bryant, Fashion Bug and Catherines brands, respectively.

•
Gross profit (net sales less cost of goods sold, buying, catalog and occupancy expense) decreased $28.6 million or 14.7% to $165.5 million in the first quarter, compared to $194.2 million in the same quarter last year, primarily related to lower sales volumes, and partially offset by decreased buying, catalog and occupancy expenses.  Gross profit, as a percent of sales, improved by 50 basis points to 30.8% as a percent of sales for the quarter ended May 2, 2009, compared to 30.3% as a percent of sales for the quarter ended May 3, 2008, driven by an improved merchandise margin, and offset by negative leverage on occupancy expenses from the decrease in consolidated net sales.  The merchandise margin improved by 190 basis points, related to lean inventories and reduced promotional activity, particularly at the Company’s Lane Bryant and Catherines brands.

•
Selling, general and administrative expense decreased by $28.7 million or 15.4% to $158.1 million in the first quarter, compared to $186.8 million in the same quarter last year, primarily related to the closing of under-performing stores and expense reduction initiatives.  SG&A expense was 29.4% as a percent of sales, and increased by 30 basis points, primarily as a result of negative leverage from the decrease in net sales from the prior-year period.

•
Restructuring and non-cash interest charges of $11.6 million recorded during the quarter ended May 2, 2009 include $8.7 million, primarily related to accelerated depreciation on discontinued or divested catalog businesses, and $2.9 million for accretion of discount on the Company’s Notes related to the retrospective adoption of FSP APB 14-1.  $6.7 million of these charges were non-cash charges.  Restructuring and non-cash interest charges of $6.3 million recorded during the quarter ended May 3, 2008 included charges of $3.6 million in accelerated depreciation related to consolidation and streamlining initiatives, and $2.7 million for accretion of discount on the Company’s Notes related to the adoption of FSP APB 14-1.

•
Income from operations, excluding $8.7 million in restructuring charges, was $7.4 million, essentially flat year over year on a 16% sales decline.  Please refer to the Company’s reconciliation of GAAP to non-GAAP financial measures, below.

•
The Company’s operating results for the thirteen weeks ended May 2, 2009 include depreciation and amortization in the amount of $20.1 million and equity based compensation expense of $1.7 million.  For the thirteen weeks ended May 3, 2008, depreciation and amortization was $26.5 million and equity based compensation expense was $2.9 million.

•
The income tax provision for the thirteen weeks ended May 2, 2009 was $4.7 million, compared to $0.3 million for the thirteen weeks ended May 3, 2008.  Included in the above tax provision is a tax valuation allowance of $3.6 million, or $0.03 per diluted share.  The recording of a tax valuation allowance does not have any impact on cash, nor does such an allowance preclude the Company from using its tax loss carry forwards or other deferred tax assets in the future when results return to profitability.

Balance Sheet and Liquidity

In the first quarter of fiscal year 2010, the Company has adopted FASB Staff Position (“FSP”) APB
14-1 “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlements)”, which changes the accounting treatment for convertible securities that the issuer may settle fully or partially in cash.  This relates to the Company’s 1.125% Senior Convertible Notes (the “Notes”) due 2014, and has been retrospectively applied to the Company’s accompanying income statements, balance sheets and statements of cash flows for all periods presented.

The adoption of FSP APB 14-1 resulted in an initial reduction in long-term debt and an increase in stockholders’ equity of $91.7 million as of May 2007, the date of issuance.  The non-cash amortization of this discount component increases interest expense and long-term debt over the life of the debt.  The pre-tax amortization of interest expense and increase in long-term debt recognized retrospectively was $11.0 million for Fiscal 2009 and $7.8 million for Fiscal 2008 (from the date of original issuance).  The adoption of the FSP does not affect the Company’s cash flows.

Commenting on the quarter and the Company’s liquidity, Eric M. Specter, Executive Vice President and Chief Financial Officer said, “Our balance sheet remained strong, and our total liquidity increased to $331 million at the end of the quarter.  Our strong liquidity allowed us to opportunistically repurchase Notes with a principal amount of $13.5 million for a cash purchase price of $5.6 million.  We recognized a gain on this repurchase of $4.3 million. Subsequent to the close of the quarter, we repurchased additional Notes with a principal amount of $16.5 million for a cash purchase price of $8.2 million, bringing our cumulative repurchases to $30.0 million of principal amount of Notes.  Our liquidity at the end of the quarter includes net availability of $207 million on our fully committed and unused $375 million line of credit, and $124 million in cash, which increased by $24 million during the quarter.”

Sales results for the three month periods ended May 2, 2009 and May 3, 2008 were:

	Net Sales for the Three Months Ended 5/2/09 ($ in millions)	Net Sales for the Three Months Ended 5/3/08 ($ in millions)	Total Net Sales Change (%)	Comparable Store Sales Change for the Three Months Ended 5/2/09
Lane Bryant Stores(1)	$253.8	$297.0	-15%	-15%
Fashion Bug Stores	$178.7	$221.8	-19%	-13%
Catherines Stores	$78.7	$86.5	-9%	-9%
Catalog Sales	$19.5	$26.9	-28%	NA
Other (2)	$7.4	$9.1	-19%	NA
Consolidated	$538.1	$641.3	-16%	-13%

(1) Includes Lane Bryant Outlet Stores; (2) Includes Petite Sophisticate Retail and Outlet Stores, Corporate and Other.

Charming Shoppes, Inc. will host its first quarter earnings conference call today at 9:15 am Eastern time.  To listen to the conference call, please dial 877-407-8293 approximately 10 minutes prior to the scheduled event.  The conference call will also be simulcast and rebroadcast at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives.  The general public is invited to listen to the conference call via the webcast or the dial-in telephone number.

A transcript of prepared remarks for the conference call will be accessible at http://phx.corporate-ir.net/phoenix.zhtml?c=106124&p=irol-audioArchives following the conference call on Wednesday, May 27, 2009.

The conference call will be recorded on behalf of Charming Shoppes, Inc. and consists of copyrighted material.  It may not be re-recorded, reproduced, transmitted or rebroadcast, in whole or in part, without the Company's express written permission.  Accessing this call or the rebroadcast constitutes consent to these terms and conditions.  Participation in this call serves as consent to having any comments or statements made appear on any transcript, broadcast or rebroadcast of this call.

At May 2, 2009, Charming Shoppes, Inc. operated 2,272 retail stores in 48 states under the names LANE BRYANT®, LANE BRYANT OUTLET®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, and PETITE SOPHISTICATE OUTLET®.  During the three months ended May 2, 2009 the Company opened 6, relocated 5, and closed 35 retail stores.  The Company ended the period with 884 Lane Bryant and Lane Bryant Outlet stores, 879 Fashion Bug and Fashion Bug Plus stores, 465 Catherines stores, and 44 Petite Sophisticate Outlet stores, comprising approximately 14,918,000 square feet of leased space.  Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures
For the Thirteen Weeks Ended May 2, 2009 and May 3, 2008*

	13 Weeks Ended 5/2/09	13 Weeks Ended 5/3/08
	$ in millions (pre-tax)	$ in millions (pre-tax)
(Loss) / Income from operations, on a GAAP basis	$(1.3)	$3.8
Impact of restructuring charges	$8.7	$3.6
Income from operations, on a non-GAAP basis	$7.4	$7.4

*SEC REGULATION G -- Charming Shoppes, Inc. reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that non-GAAP performance measures, which exclude one-time charges, present the operating results of the Company on a basis consistent with those used in managing the Company's business, and provide users of the Company's financial information with a more meaningful report on the condition of the Company's business. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains and the Company’s conference call may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to consummate our identified strategic alternatives for our non-core assets, the failure to effectively implement our planned consolidation, cost and capital budget reduction plans and store closing plans, the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to effectively implement the Company's plans for a new organizational structure and enhancements in the Company's merchandise and marketing, the failure to effectively implement the Company's plans for the transformation of its brands to a vertical specialty store model, the failure to achieve increased profitability through the adoption by the Company's brands of a vertical specialty store model, the failure to achieve improvement in the Company's competitive position, the failure to continue receiving financing at an affordable cost through the availability of our credit card securitization facilities and through the availability of credit we receive from our suppliers and their agents, the failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, the failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2009, our Quarterly Reports on Form 10-Q and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Vice President, Investor Relations
215-638-6955

CHARMING SHOPPES, INC.
(Unaudited)

		1st Quarter		1st Quarter
		Ended		Ended
	Percent	May 2,	Percent	May 3,	Percent
(in thousands, except per share amounts)	Change	2009	of Sales (a)	2008	of Sales (a)

Net sales	(16.1)	$538,136	100.0	$641,346	100.0

Cost of goods sold, buying, catalog and occupancy	(16.7)	372,599	69.2	447,183	69.7
Selling, general, and administrative	(15.4)	158,102	29.4	186,795	29.1
Restructuring charges (b)	141.1	8,705	1.6	3,611	0.6
Total operating expenses	(15.4)	539,406	100.2	637,589	99.4

Income/(loss) from operations	(133.8)	(1,270)	(0.2)	3,757	0.6

Other income, principally interest	(61.6)	198	0.0	515	0.1
Gain on repurchase of debt	n/a	4,251	0.8	0	0.0
Non-cash interest expense (c)	7.5	(2,884)	(0.5)	(2,684)	(0.4)
Interest expense	(6.2)	(2,136)	(0.4)	(2,277)	(0.4)

Loss from continuing operations before income taxes	167.2	(1,841)	(0.3)	(689)	(0.1)
Income tax provision	n/a	4,720	0.9	260	0.0

Loss from continuing operations	591.4	(6,561)	(1.2)	(949)	(0.1)

Loss from operations of discontined component (including loss
on disposal of $39,170), net of tax (d)	n/a	0	0.0	(45,894)	(7.2)
Net loss	(86.0)	$(6,561)	(1.2)	$(46,843)	(7.3)

Loss per share:
Basic:
Loss from continuing operations		$(0.06)		$(0.01)
Loss from discontinued operations, net of tax		-		(0.40)
Net loss		$(0.06)		$(0.41)
Weighted average shares and equivalents outstanding		115,180		114,588

Diluted:
Loss from continuing operations		$(0.06)		$(0.01)
Loss from discontinued operations, net of tax		-		(0.40)
Net loss		$(0.06)		$(0.41)
Weighted average shares and equivalents outstanding		115,180		114,588

(a) Results do not add due to rounding.

(b)    Fiscal 2010 costs are related to our multi-year transformational initiatives and non-cash accelerated depreciation related to fixed assets retained from the sale of the non-core misses apparel catalog business; the shutdown of Lane Bryant Woman catalog; and the outsourcing of our e-commerce platform. Fiscal 2009 costs represent primarily accelerated depreciation, relocation charges and lease termination charges related to the consolidation and streamlining initiatives announced during the 4th Quarter of Fiscal 2008.

(c)    The Company adopted FSP APB 14-1 "Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlements)" on February 1, 2009, which required retrospective application. Accordingly, the Company's operating results since the issuance of the Senior Convertible Notes in Fiscal 2008 and future operating results until maturity will reflect additional non-cash interest expense.

(d)    Loss from operations of discontinued component for the 1st Quarter of Fiscal 2009 represents the results of operations and estimated loss on disposal, net of taxes of $10,074, related to the planned sale of the non-core misses apparel catalog businesses.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 2,	January 31,
(In thousands, except share amounts)	2009	2009
		(As Adjusted)

ASSETS
Current assets
Cash and cash equivalents	$123,885	$93,759
Available-for-sale securities	400	6,398
Accounts receivable, net of allowances of $6,125 and $6,018	8,021	33,300
Investment in asset-backed securities	86,998	94,453
Merchandise inventories	300,214	268,142
Deferred taxes	3,439	3,439
Prepayments and other	173,485	155,430
Total current assets	696,442	654,921

Property, equipment, and leasehold improvements – at cost	1,072,087	1,076,972
Less accumulated depreciation and amortization	707,519	693,796
Net property, equipment, and leasehold improvements	364,568	383,176

Trademarks and other intangible assets	187,184	187,365
Goodwill	23,436	23,436
Other assets	26,348	28,243
Total assets	$1,297,978	$1,277,141

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$145,815	$99,520
Accrued expenses	155,293	166,631
Current portion – long-term debt	6,463	6,746
Total current liabilities	307,571	272,897

Deferred taxes	47,440	46,197
Other non-current liabilities	186,943	188,470
Long-term debt, net of debt discount of $66,591 and $72,913	223,986	232,722

Stockholders’ equity
Common Stock $.10 par value:
Authorized – 300,000,000 shares
Issued – 153,890,388 shares and 153,482,368 shares	15,389	15,348
Additional paid-in capital	500,258	498,550
Treasury stock at cost – 38,482,213 shares	(347,730)	(347,730)
Accumulated other comprehensive income	0	5
Retained earnings	364,121	370,682
Total stockholders’ equity	532,038	536,855
Total liabilities and stockholders’ equity	$1,297,978	$1,277,141

Amounts are preliminary and subject to reclassifications and adjustments.

CHARMING SHOPPES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirteen Weeks Ended
	May 2,	May 3,
(In thousands)	2009	2008
		(As Adjusted)

Operating activities
Net loss	$(6,561)	$(46,863)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	20,524	27,096
Accretion of discount on 1.125% Senior Convertible Notes	2,884	2,684
Estimated loss on disposition of discontinued operations	0	45,251
Deferred income taxes	1,246	(2,002)
Stock-based compensation	1,710	2,898
Gain on repurchase of 1.125% Senior Convertible Notes	(4,251)	0
Write-down of deferred taxes related to stock-based compensation	0	(263)
Write-down of capital assets	3,828	1,919
Net loss from disposition of capital assets	143	558
Net loss/(gain) from securitization activities	1,225	(367)
Changes in operating assets and liabilities
Accounts receivable, net	25,279	25,345
Merchandise inventories	(32,072)	(39,060)
Accounts payable	46,295	30,864
Prepayments and other	(11,547)	(3,314)
Accrued expenses and other	(13,464)	1,414
Net cash provided by operating activities	35,239	46,160

Investing activities
Investment in capital assets	(4,702)	(22,014)
Gross purchases of securities	0	(12,636)
Proceeds from sales of securities	7,471	19,404
(Increase)/decrease in other assets	(449)	(36)
Net cash provided/(used) by investing activities	2,320	(15,282)

Financing activities
Proceeds from long term borrowings	0	87
Repayments of long-term borrowings	(1,841)	(2,271)
Repurchase of 1.125% Senior Convertible Notes	(5,631)	0
Payments of deferred financing costs	0	(45)
Purchases of treasury stock	0	(10,969)
Net proceeds from shares issued under employee stock plans	39	69
Net cash used by financing activities	(7,433)	(13,129)

Increase in cash and cash equivalents	30,126	17,749
Cash and cash equivalents, beginning of period	93,759	61,842
Cash and cash equivalents, end of period	$123,885	$79,591

Non-cash financing and investing activities
Assets acquired through capital leases	$0	$1,793

Amounts are preliminary and subject to reclassifications and adjustments.